Exhibit 99

Contacts:

Melinda Koski

Director, External Communications

melinda.koski@cummins.com

For Immediate Release

March 18, 2025

Cummins announces retirement of Sharon Barner,
Chief Administrative Officer

Columbus, IN – Cummins Inc. (NYSE: CMI) announced today that Chief Administrative Officer Sharon Barner will be retiring, effective May 31, following an extraordinary career and 13 years of committed service to Cummins.

“Sharon is not only a renowned legal expert and business leader in intellectual property, risk management and environmental and regulatory affairs, she is also a model of courage, integrity and strong leadership,” said Jennifer Rumsey, Chair and CEO, Cummins Inc. “She embodies our values, always lifting others up as she climbs, creating nurturing environments where everyone can thrive and passionately advocating in our communities.”

“A deeply curious and strategic thinker, Sharon’s success is rooted in her ability to solve large, complex problems,” Rumsey added. “She tackles every challenge by building strong relationships and setting clear expectations, fostering trust and a culture of collaboration, empowerment and accountability. I, along with countless others, have been profoundly impacted by her leadership, advocacy and counsel over the past 13 years, and her contributions have helped shape Cummins into the company we are today.”

Barner’s career has spanned both the private and public sector. Prior to joining Cummins, Barner spent 27 years at private practice law firms, many of which in leadership positions, where she focused primarily on intellectual property law. Barner then served in the U.S. Department of Commerce as Deputy Under Secretary of Commerce for Intellectual Property and Deputy Director of the United States Patent and Trademark Office. She joined Cummins in 2012, serving first as Vice President and General Counsel, eventually adding interim Chief Human Resources Officer and Corporate Secretary to her responsibilities, before becoming Chief Administrative Officer in 2021.

As Cummins’ Vice President and General Counsel, Barner re-envisioned the Legal function to address external factors, like increased globalization, technological disruption and amplified government oversight. Over nine years in the role, Barner built a globally diverse and talented team of legal experts across 11 countries, skillfully executed multiple large-scale mergers and acquisitions, navigated several complex regulatory matters and continued to protect Cummins’ business interests.

Over the last four years as Chief Administrative Officer, Barner has led 12 corporate functions which provide critical services, expertise and support to Cummins’ global businesses. Among her many accomplishments in this role, she helped lead the company through the COVID-19 pandemic, ensuring facilities were compliant with the law and that Cummins was a safe place to work. She also led the functional integration of several large-scale acquisitions – including the acquisition of Meritor, the largest in the company’s history – and served on the Atmus Board of Directors to ensure the successful separation of Cummins’ Filtration business, finalized last year.

Barner has consistently been an early and active mentor for rising talent, both at Cummins and in the community. She was among the first sponsors for many of Cummins’ leadership development programs, and she sponsors several recruiting efforts that help Cummins increase the pipeline and pool of diverse talent. In 2024, Barner generously endowed the Barner-McDuffie House at Syracuse University, her alma mater, ensuring that future generations of Black students have a space where they are seen, supported and celebrated.

Barner currently serves in leadership positions on several public company and not-for-profit boards, including Howmet Aerospace Inc., Syracuse University and the Eskenazi Health Foundation. She has also served on the boards of Brebeuf Jesuit Preparatory School (Indiana), Indiana Repertory Theatre, Association of Corporate Counsel, Foundation for Advancement of Diversity in IP Law (FADIPL) and the Leadership Council on Legal Diversity. Her replacement will be named in the coming weeks.

###

About Cummins Inc.

Cummins Inc., a global power solutions leader, comprises five business segments - Engine, Components, Distribution, Power Systems and Accelera by Cummins - supported by its global manufacturing and extensive service and support network, skilled workforce and vast technological expertise. Cummins is committed to its Destination Zero strategy, which is grounded in the company's commitment to sustainability and helping its customers successfully navigate the energy transition with its broad portfolio of products. The products range from advanced diesel, natural gas, electric and hybrid powertrains and powertrain-related components including aftertreatment, turbochargers, fuel systems, valvetrain technologies, controls systems, air handling systems, automated transmissions, axles, drivelines, brakes, suspension systems, electric power generation systems, electrified power systems with innovative components and subsystems, including battery, fuel cell and electric power technologies and hydrogen production technologies. Headquartered in Columbus, Indiana (U.S.), since its founding in 1919, Cummins employs approximately 69,600 people committed to powering a more prosperous world through three global corporate responsibility priorities critical to healthy communities: education, environment and equality of opportunity. Cummins serves its customers online, through a network of company-owned and independent distributor locations, and through thousands of dealer locations worldwide and earned about $3.9 billion on sales of $34.1 billion in 2024. See how Cummins is leading your world toward a future of smarter, cleaner power at www.cummins.com.